Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces First Quarter 2018
Net Income of $6.8 Million

LOWELL, Mass., April 19, 2018 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company") (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended March 31, 2018 of $6.8 million, an increase of $1.3 million, or 22%, compared to the three months ended March 31, 2017. Diluted earnings per share were $0.58 for the three months ended March 31, 2018, an increase of 21%, as compared to $0.48 for the three months ended March 31, 2017.

As previously announced on April 17, 2018, the Company declared a quarterly dividend of $0.145 per share to be paid on June 1, 2018 to shareholders of record as of May 11, 2018. The 2018 dividend rate represents a 7.4% increase over the 2017 dividend rate.

Chief Executive Officer Jack Clancy commented, "The increase in our 2018 first quarter earnings as compared to 2017 is largely attributable to our growth over the last twelve months and the positive impact of lower tax rates in 2018 from the 2017 Tax Cuts and Jobs Act. Total assets, loans, and customer deposits have increased 10%, 11%, and 8%, respectively, as compared to March 31, 2017. The collective efforts and contributions of our dedicated Enterprise team, including active community involvement, relationship building and a customer-focused mindset, and ongoing enhancements to our state-of-the-art product and service offerings continue to drive this growth."

Mr. Clancy added, "Strategically, our focus remains on organic growth and continually planning for and investing in our future. We expect the relocation of our Leominster, MA branch to be completed later this spring. This branch, along with our new Windham, NH branch and our recently relocated branch in Salem, NH, are in prime locations and will provide improved, state-of-the-art experiences in these communities to better serve our customers."

Founder and Chairman of the Board George Duncan commented, "This past quarter represents the start of our 30th year in business. As we reflect on this incredible journey, we are profoundly grateful to our shareholders, customers and team members who have helped to turn our vision for a new kind of independent, innovative bank - one that would value the entrepreneurial spirit and stimulate the economy by helping to create new businesses, meaningful jobs, vibrant communities and a dynamic work environment for our team members - into our Enterprise Bank of today.”

Results of Operations

Net interest income for the three months ended March 31, 2018 amounted to $26.0 million, an increase of $3.2 million, or 14%, compared to the three months ended March 31, 2017. The increase in net interest income was due primarily to loan growth. Average loan balances (including loans held for sale) increased $226.3 million for the three months ended March 31, 2018, compared to the 2017 respective period average. Net interest margin was 3.95% for the three months ended March 31, 2018, compared to 3.90% for the three months ended March 31, 2017.

For the three months ended March 31, 2018 and March 31, 2017, the provisions to the allowance for loan losses amounted to $1.6 million and $125 thousand, respectively. The 2018 provision was due primarily to an increase in specific reserves in the three months ended March 31, 2018.
The primary factor in the increase in the provision for loan losses compared to the prior year was an increase in the balance of the allowance for loan losses allocated to impaired and classified loans of $1.4 million for the three months ended March 31, 2018, compared to a decrease of $390 thousand during the three months ended March 31, 2017. This increase in 2018 was primarily due to credit deterioration of two impaired commercial relationships for which management determined that the additional provisions were necessary, based on a review of their individual business circumstances.

Partially offsetting these additional reserves were generally stabilized credit quality metrics and underlying collateral values, and the level of loan growth, as indicated by the following factors:

•	The Company recorded net recoveries of $9 thousand for the three months ended March 31, 2018, compared to net recoveries of $216 thousand for the three months ended March 31, 2017.

•	Total non-performing loans as a percentage of total loans amounted to 0.46% at March 31, 2018, compared to 0.45% at March 31, 2017.

•	The ratio of adversely classified loans (substandard, doubtful, loss) to total loans amounted to 1.19% at March 31, 2018, compared to 1.55% at March 31, 2017.

•	Loan growth for the three months ended March 31, 2018 was $20.3 million, compared to $42.1 million during the three months ended March 31, 2017.

The allowance for loan losses to total loans ratio was 1.51% at March 31, 2018, 1.45% at December 31, 2017 and 1.53% at March 31, 2017.
Non-interest income for the three months ended March 31, 2018 amounted to $3.8 million, a decrease of $343 thousand, or 8%, compared to the three months ended March 31, 2017. This decrease compared to the prior year period was due primarily to decreases in net gains on sales of investment securities, partially offset by increases in investment advisory fees and deposit and interchange fees.
For the three months ended March 31, 2018, non-interest expense amounted to $19.4 million, which is relatively consistent with non-interest expense for the three months ended March 31, 2017. The provision for income taxes amounted to $1.9 million for the three months ended March 31, 2018, an increase of $70 thousand, or 4%, compared to the three months ended March 31, 2017. This increase was primarily due to lower tax benefits from equity compensation in the current year ($195 thousand for the three months ended March 31, 2018 compared to $667 thousand for the three months ended March 31, 2017) and higher taxable income levels, largely offset by the positive impact of the 2017 Tax Cuts and Jobs Act (the "2017 Tax Act").

Key Financial Highlights

▪	Total assets amounted to $2.83 billion at March 31, 2018, compared to $2.82 billion at December 31, 2017, an increase of $17.4 million.

▪	Total loans amounted to $2.29 billion at March 31, 2018, compared to $2.27 billion at December 31, 2017, an increase of $20.3 million.

▪
Customer deposits (total deposits excluding brokered deposits) were $2.39 billion at March 31, 2018, compared to $2.29 billion at December 31, 2017, an increase of $92.0 million, or 4%. Brokered deposits were $185.5 million at March 31, 2018 and $147.5 million at December 31, 2017.

▪	Investment assets under management amounted to $846.9 million at March 31, 2018, compared to $845.0 million at December 31, 2017, an increase of $1.9 million.

▪	Total assets under management amounted to $3.77 billion at March 31, 2018, compared to $3.75 billion at December 31, 2017, an increase of $19.0 million.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 114 consecutive profitable quarters. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, as well as investment advisory and wealth management, trust, and insurance services. The

Company’s headquarters and the Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham, Salem and Windham.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, the receipt of required regulatory approvals, and changes in tax laws including, among other risks, potential future tax rate changes, and the risk that costs associated with the 2017 Tax Act and changes to the deferred tax assets and liabilities may be greater than expected. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Assets
Cash and cash equivalents:
Cash and due from banks	$34,703	$40,310	$35,432
Interest-earning deposits	22,175	14,496	18,858
Total cash and cash equivalents	56,878	54,806	54,290
Investment securities at fair value	412,508	405,206	376,212
Federal Home Loan Bank stock	2,370	5,215	3,174
Loans held for sale	—	208	752
Loans, less allowance for loan losses of $34,524 at March 31, 2018, $32,915 at December 31, 2017, and $31,683 at March 31, 2017	2,255,649	2,236,989	2,033,168
Premises and equipment, net	37,212	37,022	34,991
Accrued interest receivable	11,210	10,614	9,282
Deferred income taxes, net	12,858	10,751	16,387
Bank-owned life insurance	29,634	29,466	28,941
Prepaid income taxes	—	1,301	534
Prepaid expenses and other assets	10,953	20,330	8,972
Goodwill	5,656	5,656	5,656
Total assets	$2,834,928	$2,817,564	$2,572,359
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$2,571,389	$2,441,362	$2,274,912
Borrowed funds	—	89,000	46,671
Subordinated debt	14,850	14,847	14,837
Accrued expenses and other liabilities	16,400	40,067	15,885
Income taxes payable	53	—	—
Accrued interest payable	596	478	226
Total liabilities	2,603,288	2,585,754	2,352,531
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 40,000,000 shares authorized; 11,682,914 shares issued and outstanding at March 31, 2018, 11,609,853 shares issued and outstanding at December 31, 2017, and 11,566,722 shares issued and outstanding at March 31, 2017	117	116	116
Additional paid-in capital	89,159	88,205	85,826
Retained earnings	148,212	143,073	134,015
Accumulated other comprehensive (loss) income	(5,848)	416	(129)
Total stockholders’ equity	231,640	231,810	219,828
Total liabilities and stockholders’ equity	$2,834,928	$2,817,564	$2,572,359

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31,
(Dollars in thousands, except per share data)	2018	2017
Interest and dividend income:
Loans and loans held for sale	$26,150	$22,371
Investment securities	2,487	1,920
Other interest-earning assets	134	73
Total interest and dividend income	28,771	24,364
Interest expense:
Deposits	2,236	1,228
Borrowed funds	292	61
Subordinated debt	228	228
Total interest expense	2,756	1,517
Net interest income	26,015	22,847
Provision for loan losses	1,600	125
Net interest income after provision for loan losses	24,415	22,722
Non-interest income:
Investment advisory fees	1,408	1,225
Deposit and interchange fees	1,489	1,340
Income on bank-owned life insurance, net	168	176
Net gains on sales of investment securities	1	540
Gains on sales of loans	84	133
Other income	641	720
Total non-interest income	3,791	4,134
Non-interest expense:
Salaries and employee benefits	12,108	12,692
Occupancy and equipment expenses	2,157	1,939
Technology and telecommunications expenses	1,553	1,582
Advertising and public relations expenses	720	619
Audit, legal and other professional fees	507	363
Deposit insurance premiums	500	383
Supplies and postage expenses	232	233
Other operating expenses	1,670	1,609
Total non-interest expense	19,447	19,420
Income before income taxes	8,759	7,436
Provision for income taxes	1,934	1,864
Net income	$6,825	$5,572

Basic earnings per share	$0.59	$0.48
Diluted earnings per share	$0.58	$0.48

Basic weighted average common shares outstanding	11,628,587	11,508,811
Diluted weighted average common shares outstanding	11,700,854	11,598,862

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended	At or for the year ended	At or for the three months ended
(Dollars in thousands, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017

BALANCE SHEET AND OTHER DATA
Total assets	$2,834,928	$2,817,564	$2,572,359
Loans serviced for others	88,816	89,059	82,671
Investment assets under management	846,853	844,977	747,469
Total assets under management	$3,770,597	$3,751,600	$3,402,499

Book value per share	$19.83	$19.97	$19.01
Dividends paid per common share	$0.145	$0.540	$0.135
Total capital to risk weighted assets	11.48%	11.21%	11.86%
Tier 1 capital to risk weighted assets	9.62%	9.34%	9.87%
Tier 1 capital to average assets	8.24%	8.22%	8.40%
Common equity tier 1 capital to risk weighted assets	9.62%	9.34%	9.87%
Allowance for loan losses to total loans	1.51%	1.45%	1.53%
Non-performing assets	$10,558	$9,032	$9,357
Non-performing assets to total assets	0.37%	0.32%	0.36%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.98%	0.73%	0.88%
Return on average stockholders’ equity	12.00%	8.58%	10.41%
Net interest margin (tax equivalent)	3.95%	3.97%	3.90%